                                     LOGO



                              THE TRIAD BUILDING
                          2200 RENAISSANCE BOULEVARD
                                  SUITE 150
                     KING OF PRUSSIA, PENNSYLVANIA 19406
                                    ------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                MARCH 12, 1997
                                    ------

To the Shareholders of Owosso Corporation:

   The Annual Meeting of Shareholders of Owosso Corporation, a Pennsylvania corporation (the "Company") will be held at 9:00 a.m., local time, on March 12, 1997 at the Philadelphia Marriott - West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, for the following purposes:

   1. To elect seven directors of the Company for a one-year term;

   2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending October 26, 1997;

   3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only holders of the Company's Common Stock or Class A Convertible Preferred Stock at the close of business on February 7, 1997 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

   IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.


                                          By Order of the Board of Directors


                                          /s/ George B. Lemmon, Jr.
                                          --------------------------------------
                                          George B. Lemmon, Jr.
                                          President and Chief Executive
                                          Officer
February 14, 1997

                                     LOGO

                              THE TRIAD BUILDING
                          2200 RENAISSANCE BOULEVARD
                                  SUITE 150
                     KING OF PRUSSIA, PENNSYLVANIA 19406

                                ---------------

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF SHAREHOLDERS
                                TO BE HELD ON
                                MARCH 12, 1997

                                ---------------

   This Proxy Statement, which is first being mailed to shareholders on or about February 14, 1997, is furnished in connection with the solicitation by the Board of Directors of Owosso Corporation (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting"), to be held at 9:00 a.m. on March 12, 1997 at the Philadelphia Marriott -- West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares represented thereby will be voted for the election of the nominees for director named below, for the ratification of the appointment of Deloitte & Touche LLP as independent auditors, and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Shareholders whose shares are held of record by a broker or other nominee are nevertheless encouraged to fill in the boxes of their choice on the proxy, as brokers and other nominees may not be permitted to vote shares with respect to certain matters for which they have not received specific instructions from the beneficial owners of the shares. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting.

                                    VOTING

   Holders of record of the Company's Common Stock or Class A Convertible Preferred Stock on February 7, 1997 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,808,676 shares of Common Stock and 1,071,428 shares of Class A Convertible Preferred Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock and Class A Convertible Preferred Stock entitled to cast at least a majority of the votes which all holders of Common Stock and Class A Convertible Preferred Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock and each share of Class A Convertible Preferred Stock entitles the holder thereof to one vote on the election of seven nominees for director and on any other matter that may properly come before the Annual Meeting. Additionally, holders of Class A Convertible Preferred Stock have the right, voting as a separate voting group, to elect one director. Shareholders are not entitled to cumulative voting in the election of directors.

   Under Pennsylvania law and the By-laws of the Company, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. The presence at the Annual Meeting in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter shall constitute a quorum for the purposes of consideration and action on the matter. Directors are elected by a plurality vote. All other actions to be taken by the shareholders at the Annual Meeting shall be taken by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Votes that are withheld and abstentions will be counted in determining the presence of a quorum, but will not be counted in determining the number of votes cast in connection with any particular matter. Broker non-votes, which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not checked one of the boxes on the proxy card, are not voted and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

   The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Company's stock.

                            ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

   The Company's Board of Directors consists of seven members, and all seven seats for director are up for election. Unless otherwise specified in the accompanying proxy, the shares of Common Stock voted pursuant thereto will be cast for George B. Lemmon, Jr., John R. Reese, Eugene P. Lynch, Ellen D. Harvey, Harry E. Hill and James A. Ounsworth, and the shares of Class A Convertible Preferred Stock voted pursuant thereto will be cast for Lowell P. Huntsinger, each for terms expiring at the Annual Meeting of Shareholders to be held in 1998. If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors (except in the case of a substituted nominee for Lowell P. Huntsinger, who would be recommended by the holders of 25% of the Class A Convertible Preferred Stock). The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

   The following biographical information is furnished as to the current directors of the Company, each of whom is a nominee for election:

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK OR CLASS A CONVERTIBLE PREFERRED STOCK

   George B. Lemmon, Jr., 35, became President of the Company in May 1996, and he has served as Chief Executive Officer of the Company since August 1995 and as a director of the Company since March 1994. Mr. Lemmon was also the Company's Secretary and Treasurer from March 1994 until June 1996. From January 1995 to August 1995, Mr. Lemmon served as Executive Vice President -- Corporate Development. From March 1994 until January 1995, Mr. Lemmon was the Company's Executive Vice President and Chief Financial Officer. Mr. Lemmon served as Chief Financial Officer of Brynavon Group, Inc., a corporation controlled by certain members of the Company's Board of Directors or its affiliates (collectively, "Brynavon Group") from 1990 to October 1994. He held various managerial and sales positions with Brynavon Group since 1983. Mr. Lemmon is the son of George B. Lemmon, Sr., the Chairman of the Company's Board of Directors.

   John R. Reese, 53, has served as a director of the Company since March 1994, and served as a director of Brynavon Group from 1982 until October, 1994. Since June 1996, Mr. Reese has served as the Vice Chairman of the Board of the Company. Mr. Reese is also a Managing Director at Lazard Freres & Co., LLC, a position he has held since 1995, where he is in charge of the Private Clients Division, which provides investment advice to high net worth individuals. From 1986 to 1995, Mr. Reese was a partner at Lazard, Freres & Co.

   Eugene P. Lynch, 35, has served as a director of the Company since the reorganization of the Company which took place in connection with the public offering of the Common Stock at the end of fiscal 1994 (the "Reorganization"). Since 1990, Mr. Lynch has been a partner of The Clipper Group, and he has been a Managing Director of the firm since October 1993. The Clipper Group is a New York-based private investment management firm which was formed in 1990 by certain former employees of CS First Boston. Prior to that, he worked in the merchant banking group of CS First Boston from 1987 to 1990, and served as a Vice President of that firm in 1990. Mr. Lynch serves as a director of several private companies.

   Ellen D. Harvey, 43, has served as a director of the Company since the Reorganization. Since September 1996, she has been a principal of Morgan Stanley & Co. From 1984 to September 1996, Ms. Harvey served as a portfolio manager for Miller, Anderson & Sherrerd, a money management firm in West Conshohocken, Pennsylvania, and she was a partner of that firm from 1986 to September 1996. From 1981 to 1984, she served as Vice President of Morgan Futures Corporation. In 1981, Ms. Harvey served as Director of Market Surveillance for the New York Futures Exchange, and from 1980 to 1981 she was a financial economist for the U.S. Department of the Treasury, Office of Capital Markets Policy.

   Harry E. Hill, 48, has served as a director of the Company since January 1995. Since 1991, Mr. Hill has served as President and Chief Executive Officer of Empire Abrasive Equipment Company, a corporation that manufactures portable, cabinet and automated pneumatic blasting equipment. Since 1984 Mr. Hill has been Managing Partner of H.E. Hill and Company and he has been the President and Chief Executive Officer of Delaware Car Company since 1987. H.E. Hill and Company offers consulting services to manufacturing and other companies, and Delaware Car Company is engaged in the railroad repair and equipment manufacturing business.

   James A. Ounsworth, 54, has been a Senior Vice President of Safeguard Scientifics, Inc. since November 1995 and Vice President, Secretary and General Counsel of Safeguard Scientifics, Inc. since December 1991. Safeguard Scientifics, Inc., the common stock of which is listed on the New York Stock Exchange, is engaged primarily in the business of identifying, acquiring interests in, and developing partnership companies, most of which are engaged in information technology businesses. Prior to December 1991, Mr. Ounsworth was a partner in the Business Department of Pepper, Hamilton & Scheetz, a law firm based in Philadelphia, Pennsylvania, where he practiced business law for 16 years after graduating from the University of Virginia School of Law in 1975. Before entering law school, Mr. Ounsworth was a nuclear engineer in the U.S. Navy's Fleet Ballistic Missile Submarine program, where he served on two FBM submarines, the second one as chief engineer, after graduating from the U.S. Naval Academy in 1964.

NOMINEE FOR ELECTION BY HOLDERS OF CLASS A CONVERTIBLE PREFERRED STOCK, VOTING AS A SEPARATE VOTING GROUP

   Lowell P. Huntsinger, 64, has served as a director of the Company since November, 1995. Mr. Huntsinger was the president of Stature Electric, Inc. ("Stature") until it was acquired by the Company in October 1995. Mr. Huntsinger was elected to the Board of Directors by the owners of the Company's Class A Convertible Preferred Stock which was issued in connection with the Stature acquisition. In 1974, Mr. Huntsinger co-founded Stature with its two other stockholders who remain with Stature. Prior to founding Stature, Mr. Huntsinger worked at the Northland Electric division of the Scott Fetzer Company.

The Board of Directors recommends a vote FOR all nominees.

              COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

   During the Company's 1996 fiscal year, which ended on October 27, 1996, the Board of Directors held four meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

   During fiscal 1996, the Audit Committee, which consists of Ms. Harvey, Mr. Hill, Mr. Huntsinger and Mr. Lynch, met four times. The function of the Audit Committee is to make recommendations to the Board of Directors regarding the annual selection of independent public accountants to audit annually the Company's books and records and to review recommendations made by such accounting firm as a result of their audit. The Audit Committee also periodically reviews the activities of the Company's audit staff and the adequacy of the Company's internal controls.

   During fiscal 1996, the Compensation Committee, which consists of Ms. Harvey, George B. Lemmon, Sr. (the Chairman of the Company's Board of Directors, who will not be seeking reelection at the Annual Meeting) and Mr. Reese, met one time. The Compensation Committee is responsible for establishing the salaries of the executive officers of the Company, incentives and other forms of compensation and benefit plans, and also administers the Company's 1994 Stock Option Plan.

   The Company does not have a standing Nominating Committee.

COMPENSATION OF DIRECTORS

   The Company pays each director who is not also an employee of the Company an annual fee of $5,000, plus $1,000 for each Board meeting and $250 each Committee meeting attended by such director in person. The Company will also reimburse the directors for their expenses incurred in connection with their activities as directors. The Company has a stock option plan (the "1994 Stock Option Plan") which provides for the automatic grant of an option to purchase 10,000 shares of the Company's Common Stock to each person (other than an employee of the Company) upon his election as a director of the Company by the shareholders at a per share purchase price equal to the closing sale price of the Common Stock on the date of grant. Each such option vests, on a cumulative basis, as to one-fifth of the number of shares Common Stock underlying the option on each anniversary of the grant date commencing on the first anniversary. The options expire, as to each vested portion of the option, on the fifth anniversary of the vest date. During fiscal 1995, Mr. Huntsinger received an automatic grant of an option to purchase 10,000 shares of Common Stock at an exercise price of $8.875 per share under the 1994 Stock Option Plan. In addition, the following directors received discretionary grants of options under the 1994 Stock Option Plan at an exercise price of $8.875 per share during fiscal 1996: Mr. Huntsinger for 5,000 shares, Mr. Hill for 5,000 shares, Ms. Harvey for 5,000 shares, Mr. Lynch for 5,000 shares and George B. Lemmon, Jr. for 20,000 shares.

                            EXECUTIVE COMPENSATION

CASH AND NON-CASH COMPENSATION PAID TO CERTAIN EXECUTIVE OFFICERS

   Fiscal 1995 was the first year in which the Company paid cash compensation to its executive officers. Prior to the Reorganization which occurred at the end of fiscal 1994, all of the Company's executive officers were compensated by Brynavon Group and its affiliates for services rendered in connection with the management of the Company's businesses. The following table sets forth, with respect to services rendered during fiscal 1996, 1995 and 1994, the total compensation paid by the Company (as to fiscal 1995 and 1996 services) or Brynavon Group (as to fiscal 1994 services) to or for the account of each individual who served as the Company's Chief Executive Officer and the two other executive officers whose total annual salary and bonus exceeded $100,000 during fiscal 1996 (the "named executive officers"). The Company has no written employment agreements with any of the named executive officers.

                          SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                 Compensation
                                                                                 --------------
                                                                                    Awards
                                                                                 --------------
                                                                                 Securities
                                                        Annual Compensation       Underlying        All Other
                                                      -----------------------    Options SARs      Compensation
      Name and Principal Position           Year      Salary($)     Bonus($)          (#)              ($)
 --------------------------------------   ---------   ----------    ----------   --------------   --------------
George B. Lemmon, Jr                        1996       $165,000     $  2,459        20,000           $ 3,480(1)
 President and Chief Executive Officer      1995       $112,539     $ 86,564            --           $ 7,704
                                            1994       $ 88,451     $ 36,875        50,000           $17,364

Thomas L. French                            1996(2)    $165,000     $ 12,000        15,000           $13,579(3)
 Former President and Chief Operating       1995       $165,000     $165,668            --           $14,459
 Officer                                    1994       $165,000     $131,514        50,000           $18,383

John H. Wert, Jr.                           1996       $113,416     $ 25,000         5,000           $ 5,369(4)
 Senior Vice President -- Finance,          1995       $106,070     $ 41,130            --           $10,217
 Chief Financial Officer, Secretary         1994       $ 63,385     $ 46,878        10,000           $50,260
 and Treasurer

Brian Tidwell                               1996(5)    $ 87,308     $ 16,000         5,000           $ 2,713(6)
 Vice President of Operations


------

(1) The amount indicated includes $966 of insurance premiums paid with respect to term life insurance and $2,514 in payments with respect to personal use of a Company vehicle.

(2) Mr. French's employment with the Company terminated in May 1996.

(3) The amount indicated includes $4,665 of insurance premiums paid with respect to term life insurance and $8,914 in payments with respect to personal use of a Company vehicle.

(4) The amount indicated includes $66 of insurance premiums paid with respect to term life insurance and $5,303 in payments with respect to personal use of a Company vehicle.

(5) Mr. Tidwell was elected as an executive officer of the Company in June
    1996.

(6) The amount indicated includes $66 of insurance premiums paid with respect to term life insurance and $2,647 in payments with respect to personal use of a Company vehicle.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

   Under the 1994 Option Plan, options to purchase Common Stock are available for grant to directors, officers and other key employees of the Company. The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded to the Company's Chief Executive Officer and the other named Company officers during fiscal 1996.

             OPTION GRANTS IN FISCAL YEAR ENDED OCTOBER 27, 1996

                                                                                           Potential Realizable
                                          Percent of                                      Gain at Assumed Annual
                          Number of      Total Options                                        Rates of Stock
                          Securities      Granted to                                         Appreciation for
                          Underlying     Employees in      Exercise or                         Option Terms
                           Options           Last           Base Price     Expiration           Compounded
         Name            Granted (#)      Fiscal Year         ($/Sh)        Date (1)             Annually
 ---------------------   ------------   ---------------    -------------   ------------  ------------------------
                                                                                              5%          10%
                                                                                          ----------   ----------
George B. Lemmon, Jr        20,000           11.4%            $8.875        12/13/05       $85,373      $206,452
Thomas L. French  ....      15,000            8.5%            $8.875        12/13/05       $64,030      $154,839
John H. Wert, Jr  ....       5,000            2.8%            $8.875        12/13/05       $21,343      $ 51,613
Brian Tidwell  .......       5,000            2.8%            $8.875        12/13/05       $21,343      $ 51,613

------
(1) The stock options were granted under the Company's 1994 Stock Option Plan. The options vest equally over five years beginning with the first anniversary of the grant date, and the options expire, with respect to each vested portion of the options, five years after the vesting date of such portion.

STOCK OPTIONS EXERCISED BY CERTAIN EXECUTIVE OFFICERS DURING FISCAL 1996 FISCAL YEAR AND HELD BY CERTAIN EXECUTIVE OFFICERS AT OCTOBER 27, 1996

   No options granted by the Company were exercised by the named executive officers during fiscal 1996. The following table sets forth certain information regarding options for the purchase of Common Stock that were exercised and/or held by the named executive officers:

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                             Shares                            Number of Securities
                           Acquired on       Value          Unexercised Options at FY-       Value of Unexercised In-the-
          Name            Exercise (#)    Realized ($)               End (#)                  Money Options at FY-End ($)
 ----------------------   -------------   ------------   --------------------------------  --------------------------------
                                                          Exercisable     Unexercisable      Exercisable     Unexercisable
                                                          -------------   ---------------   -------------   ---------------
George B. Lemmon, Jr.          --              --            24,000           46,000              0                0
Thomas L. French  .....        --              --                 0                0              0                0
John H. Wert, Jr.  ....        --              --             5,000           10,000              0                0
Brian Tidwell  ........        --              --             1,000            4,000              0                0

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee of the Company consists of George B. Lemmon, Sr., John R. Reese and Ellen D. Harvey. Mr. Lemmon, Sr. is also the Chairman of the Company's Board of Directors, and until August 1995, he served as the Company's Chief Executive Officer. In addition, the Company is indebted to Mr. Lemmon, Sr. for certain amounts. See "Certain Relationships and Transactions."

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Company, consisting of the Company's Chairman and two non-employee directors, establishes the salaries of the executive officers of the Company, incentives and other forms of compensation and benefit plans, and also administers the Company's 1994 Stock Option Plan.

   The Compensation Committee's policy regarding executive compensation reflects a commitment to offer competitive compensation opportunities for its executive officers, so as to attract and retain quality executives, to provide incentives to such executives so as to achieve performance objectives that enhance shareholder value, and to reward excellent performance. Accordingly, the Compensation Committee has instituted a compensation program that provides the Company's executives with (i) a competitive base salary, (ii) a bonus arrangement that encourages individual achievement, and (iii) stock options granted at market value in order to provide long-term incentives, thereby encouraging long-term strategic management and enhancement of shareholder value.

   The Compensation Committee believes that the following current base salaries for the Company's executive officers are appropriate in light of the executive officers' contribution to the Company's operations and performance: George B. Lemmon, Jr., $165,000, Harry Holiday III, $200,000, John H. Wert, Jr., $116,449 and Brian Tidwell, $100,000. In considering each officer's contribution to the Company's success, the Compensation Committee considers, among other things, such officer's role in enhancing the Company's growth, both internally and through its acquisition program, controlling costs, making efficient use of the Company's assets and employees, and monitoring the Company's operations. During fiscal 1996, the Compensation Committee commissioned an independent study of the compensation paid to executive officers of comparable publicly held companies. The study showed that the compensation of the Company's executive officers is below the average for the comparable companies. In consideration of the Company's relatively recently acquired status as a publicly held company, the Compensation Committee remains comfortable that the current levels are appropriate.

   The Committee believes that executive officers' compensation should correlate with the Company's annual performance. Consequently, the officers receive a relatively large proportion of their compensation pursuant to bonus arrangements, which the Compensation Committee intends to continue. The bonuses have been calculated based on a percentage of the Company's pre-tax profit and/or its operating profit for the preceding fiscal year, with adjustments in some cases based on subjective performance-based factors. In fiscal 1997, the bonus arrangement for the Company's executive officers will be tied to matrices incorporating Company performance compared to budget in the following categories: sales, operating profit margin and economic value added. A smaller portion of the bonus will be tied to achievement of specific individual goals.

   The Compensation Committee may from time to time grant options to the Company's executive officers to further align their long-term interests with those of other shareholders. The Committee believes that such options encourage the executives to employ strategies designed to enhance the long-term value of the Company's Common Stock. During fiscal 1996, options were granted to the following executive officers as follows: George B. Lemmon, Jr. (options on 20,000 shares), John H. Wert, Jr. (5,000) and Brian Tidwell (5,000). Such options vest equally over five years beginning with the first anniversary of the grant date, and are exercisable at the closing price of the Company's common stock on the date of grant ($8.875 per share). The options expire, with respect to each vested portion of the options, five years after the vesting date of such portion. The Compensation Committee based the grants on a variety of factors, including the financial performance of the Company in fiscal 1995, an assessment of the personal performance of the officers and expected future contribution to the Company's performance. The Compensation Committee may also grant stock options in the future based on these and other factors. In November 1996, the Compensation Committee granted stock options to Harry Holiday III in connection with his election as the Company's Executive Vice President and Chief Operating Officer.

   At the time he became the Company's Chief Executive Officer in August 1995, the base compensation of George B. Lemmon, Jr. was increased from $103,000 to $165,000 by the Compensation Committee, in recognition of his increased duties and responsibilities. Mr. Lemmon's bonus for fiscal 1996 was determined based on the level at which certain pre-tax income targets were met, in accordance with a formula established prior to fiscal 1996. The Compensation Committee believes that Mr. Lemmon's compensation package is consistent with its compensation policy as enumerated above.


                                          George B. Lemmon, Sr.
                                          John R. Reese
                                          Ellen D. Harvey

                           STOCK PERFORMANCE CHART

   The following Stock Performance Chart compares the Company's cumulative total shareholder return on its Common Stock for the period from October 25, 1994 (the date the Common Stock commenced trading on the Nasdaq National Market) to October 27, 1996 (the date the Company's 1996 fiscal year ended), with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index. The comparison assumes $100 was invested on October 25, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                           TOTAL SHAREHOLDER RETURNS

180 ----------------------------------------------------------------------------
                                                                              #


160 ----------------------------------------------------------------------------
                                                                              *


140 ----------------------------------------------------------------------------

                                                  #*

120 ----------------------------------------------------------------------------



100 @#*-------------------@#*---------------------------------------------------
                                                  @


 80 ----------------------------------------------------------------------------



 60 ----------------------------------------------------------------------------

                                                                              @

 40 ----------------------------------------------------------------------------
25Oct94                 30Oct94                  29Oct95                27Oct96

--------------------------------------------------------------------------------
  @ OWOSSO CORP          # MANUFACTURING (DIVERS)-500         * S&P 500 INDEX
-------------------------------------------------------------------------------

                           TOTAL SHAREHOLDER RETURNS
                           -------------------------
                             (Dividends Reinvested)

                                                      ANNUAL RETURN PERCENTAGE
                                                             Years Ending
Company / Index                                       30Oct94  29Oct95  27Oct96
-------------------------------------------------------------------------------
OWOSSO CORP                                            2.08     -5.57    -45.31
MANUFACTURING (DIVERS)-500                             1.23     25.91     37.16
S&P 500 INDEX                                          2.65     25.59     23.03



                                                            INDEX RETURNS
                                               Base           Years Ending
                                              Period
Company / Index                              25Oct94  30Oct94  29Oct95  27Oct96
-------------------------------------------------------------------------------
OWOSSO CORP                                   100     102.08     96.39     52.72
MANUFACTURING (DIVERS)-5                      100     101.23    127.46    174.83
S&P 500 INDEX                                 100     102.65    128.92    158.61

                                         Prepared by Standard & Poor's Compustat
                                              Custom Products Division - 1/28/97

                        SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information, as of February 1, 1997, with respect to the beneficial ownership of shares of Common Stock and Class A Convertible Preferred Stock of the Company by each person who is known to the Company to be the beneficial owner of more than five percent of either class of stock, by each director or nominee for director, by each of the named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person listed has sole voting power and sole investment power over the shares indicated.

                                                                               Class A Convertible
                                                 Common Stock                  Preferred Stock (2)
                                       --------------------------------   -----------------------------
                                          Amount and                       Amount and
                                           Nature of       Percent of       Nature of      Percent of
         Name and Address of              Beneficial          Class        Beneficial        Class        Percent of Voting
         Beneficial Owner (1)              Ownership       Outstanding      Ownership     Outstanding           Power
 ------------------------------------   ---------------   -------------    ------------   -------------   -----------------
George B. Lemmon, Sr.  ..............        589,927 (3)      36.0%             --             --                30.4%
John F. Northway, Sr.  ..............        668,949          11.5%             --             --                 9.7%
John R. Reese (4)  ..................      2,095,401 (3)      10.2%             --             --                 8.6%
Lowell P. Huntsinger  ...............          3,000 (5)        *            518,433          48.4%               7.6%
Randall V. James  ...................             --           --            293,779          27.4%               4.3%
Morris R. Felt  .....................             --           --            259,216          24.2%               3.8%
George B. Lemmon, Jr.  ..............        246,538 (6)       3.9%             --             --                 3.4%
Thomas L. French  ...................             --           --               --             --                  --
John H. Wert, Jr. (7)  ..............         15,700 (8)        *               --             --                   *
Ellen D. Harvey  ....................         10,500 (8)        *               --             --                   *
Eugene P. Lynch  ....................          6,000 (8)        *               --             --                   *
Harry E. Hill (9)  ..................         12,500            *               --             --                   *
All directors and executive officers
  as a group (10 persons) ...........      2,974,296(10)      50.7%          518,433          48.4%              50.4%

------
* Less than 1%

(1) The address of each person named in the table is: c/o Owosso Corporation, The Triad Building, 2200 Renaissance Boulevard, Suite 150, King of Prussia, Pennsylvania 19406.

(2) Shares of Class A Convertible Preferred Stock are entitled to one vote per share and vote with the Common Stock on all matters on which holders of Common Stock are entitled to vote. Each share of Class Convertible Preferred Stock is convertible into one share of Common Stock.

(3) Includes 4,000 shares of Common Stock purchasable upon the exercise of stock options.

(4) Of these shares, 91,241 are held by Mr. Reese as trustee under a trust under which the descendants of Mr. Lemmon, Sr. are beneficiaries. Also includes 1,500,000 shares held by a limited partnership of which George Lemmon, Sr. and family members are limited partners and of which the general partners are trusts of which Mr. Reese is the trustee and family members of Mr. Lemmon are beneficiaries.

(5) Includes 3,000 shares of Common Stock purchasable upon the exercise of stock options.

(6) Includes 24,000 shares of Common Stock purchasable upon the exercise of stock options. All of these shares (other than those issuable upon the exercise of stock options) are held by Mr. Lemmon, Jr. jointly with his wife. Except for shares issuable upon exercise of options, the shares indicated are held jointly with Mr. Lemmon's wife.

(7) Of these shares, 1,000 are held by Mr. Wert as custodian for his children and 1,700 are held by Mr. Wert's wife.

(8) Includes 5,000 shares of Common Stock purchasable upon the exercise of stock options.

(9)  Of these shares, 1,000 are held by Mr. Hill as custodian for his children.

(10) Includes 43,000 shares of Common Stock purchasable upon the exercise of stock options.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   Prior to the Reorganization, certain companies affiliated with Brynavon Group used the same computerized management information system as the Company's businesses. This information system was leased by Brynavon Group and, in connection with the Reorganization, that lease was assigned to the Company. The Company has subsequently entered into a new lease for upgraded computer equipment. In order to allow an orderly transition for the Other Companies to transfer to a separate management information system, the Company has entered into an agreement with Brynavon Group pursuant to which the Other Companies may have access to and use the Company's management information system for up to three years (subject to earlier termination at the option of any of the parties) following the completion of the Offering. Under that agreement, Brynavon Group pays the Company $12,500 per month for the term of the agreement.

   The Company had notes payable to affiliates at the end of fiscal 1996 with an outstanding balance of $3,071,774. The Company paid $348,731 in interest under notes payable to affiliates during fiscal 1996. Included in the notes outstanding at October 27, 1996 were $350,000 in subordinated notes, bearing interest at 10% per year, maturing in December 1996, and payable to the following persons in the following percentage amounts: 54.5% to George B. Lemmon, Sr., 14.25% to John R. Reese, 23.75% to John F. Northway, Sr., 5.0% to Thomas L. French and 2.5% to George B. Lemmon, Jr. These notes were repaid when due after the end of fiscal 1996. Also included in the notes outstanding at October 27, 1996 was a $2,721,774 subordinated promissory note, bearing interest at 8% per year, which was issued to Lowell Huntsinger in connection with the Company's acquisition of Stature. Subordinated notes in the principal amount of $250,000 were repaid when due during fiscal 1996, to the following persons in the following percentage amounts: 60.0% to George B. Lemmon, Sr., 40.0% to family members and trusts for family members of George B. Lemmon, Sr. None of these notes, which are prepayable without penalty at the option of the Company, will be prepaid without the approval of a majority of the Company's disinterested directors.

   In October 1995, in connection with the Company's acquisition of Stature from the shareholders of Stature, which included Lowell P. Huntsinger, the Company entered into a consulting agreement Mr. Huntsinger. Mr. Huntsinger was elected as a director of the Company in connection with the acquisition. Pursuant to the agreement, which has a term expiring in October 1997, the Company has agreed to pay Mr. Huntsinger $40,000 per year during the term of the agreement and provides Mr. Huntsinger with certain insurance and fringe benefits, in exchange for consulting services and an agreement on the part of Mr. Huntsinger not to compete with the Company in the business of the manufacture and sale of electric motors and parts during the term of the agreement and for three years thereafter.

   In connection his termination of employment as President and Chief Operating Officer of the Company, Thomas L. French entered into an agreement with the Company under which the Company agreed to continue to pay Mr. French s base compensation and certain insurance and fringe benefits for one year after termination. The Company paid Mr. French $12,000 as a pro rata portion of his bonus for fiscal 1996. In addition, the Company repurchased the 131,324 shares of Common Stock owned by Mr. French at a per share price of $7.98, the average trading price of the Common Stock for a specified period commencing in June 1996. Of the total purchase price paid by the Company for the shares, $245,000 was paid in cash and the balance was paid through the issuance by the Company of a two-year subordinated secured promissory note, bearing interest at a per annum rate of 8%.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended October

27, 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners were complied with, except that Mr. Lemmon, Sr., Mr. Lemmon, Jr., Mr. Huntsinger, Ms. Harvey, Mr. Lynch, Mr. Wert and Mr. Tidwell each filed one report late relating to one or two transactions, in each case reporting the grant of stock options or gifts, Mr. Reese filed one report late relating to one transaction reporting a purchase of Common Stock, and Mr. Hill filed two reports late relating to two transactions reporting the grant of stock options.

                               RATIFICATION OF
                           APPOINTMENT OF AUDITORS
                                 (PROPOSAL 2)

   The Board of Directors has selected Deloitte & Touche LLP, independent public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending October 26, 1997 and recommends that the shareholders ratify such selection. This appointment will be submitted to the shareholders for ratification at the Annual Meeting.

   The submission of the appointment of Deloitte & Touche LLP is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of other independent public accountants will be considered by the Board of Directors. If Deloitte & Touche LLP shall decline to accept or become incapable of accepting it appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent public accountants.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending October 26, 1997.

                                OTHER BUSINESS

   Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                                ANNUAL REPORT

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended October 27, 1996 accompanies this Proxy Statement.

                            SHAREHOLDER PROPOSALS

   To be eligible for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to meeting the shareholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than October 17, 1997 by the Chief Financial Officer of the Company at the Company's principal executive offices, The Triad Building, 2200 Renaissance Boulevard, Suite 150, King of Prussia, Pennsylvania 19406.

                                ----------------

   THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED OCTOBER 27, 1996. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, OWOSSO CORPORATION, THE TRIAD BUILDING, 2200 RENAISSANCE BOULEVARD, SUITE 150, KING OF PRUSSIA, PENNSYLVANIA 19406.


                                          By Order of the Board of Directors



                                          /s/ George B. Lemmon, Jr.
                                          --------------------------------------
                                          George B. Lemmon, Jr.
                                          President and Chief Executive
                                          Officer
Date: February 14, 1997
      King of Prussia, Pennsylvania

                              OWOSSO CORPORATION
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         FROM HOLDERS OF COMMON STOCK

   The undersigned, revoking all previous proxies, hereby appoints George B. Lemmon, Jr. and Harry Holiday III, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Owosso Corporation to be held on March 12, 1997, and at any adjournment or postponement thereof.

1. Election of Directors:
   / / FOR the nominees listed below   / / WITHHOLD AUTHORITY to vote for
                                           the nominees listed below

Nominees: For a one-year term expiring at the Annual Meeting to be held in 1998: George B. Lemmon, Jr., John R. Reese, Eugene P. Lynch, Ellen
          D. Harvey, Harry E. Hill and James A. Ounsworth

   (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

                                ----------------

2. Ratification of appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending October 26, 1997:

                     / / For    / / Against    / / Abstain

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND "FOR" RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S

   Please date and sign your Proxy on the reverse side and return it promptly.

INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 26, 1997. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

   THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                                         ---------------------------------------
                                         Signature of Shareholder

                                         ---------------------------------------
                                         Signature of Shareholder

                                         Date: --------------------------, 1997
                                         NOTE: PLEASE SIGN THIS PROXY
                                         EXACTLY AS NAME(S) APPEAR ON YOUR STOCK
                                         CERTIFICATE. WHEN SIGNING AS
                                         ATTORNEY-IN-FACT, EXECUTOR,
                                         ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                         PLEASE ADD YOUR TITLE AS SUCH, AND IF
                                         SIGNER IS A CORPORATION, PLEASE SIGN
                                         WITH FULL CORPORATE NAME BY A DULY
                                         AUTHORIZED OFFICER OR OFFICERS AND
                                         AFFIX THE CORPORATE SEAL. WHERE STOCK
                                         IS ISSUED IN THE NAME OF TWO (2) OR
                                         MORE PERSONS, ALL SUCH PERSONS SHOULD
                                         SIGN.

                       OWOSSO CORPORATION

      Proxy Solicited On Behalf Of The Board of Directors from holders of Class A Convertible Preferred Stock

     The undersigned, revoking all previous proxies, hereby appoints George B. Lemmon, Jr. and Harry Holiday III, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares of Common Stock and Class A Convertible Preferred Stock which the undersigned would be entitled to vote at the Annual Meeting of the Shareholders of Owosso Corporation to be held on March 12, 1997, and at any adjournment or postponement thereof.

1.   Election of Directors:

      FOR the nominees listed below      WITHHOLD AUTHORITY to vote for
                                         the nominees listed below

Nominees: For a one-year term expiring at the Annual Meeting to be held in 1998:
          George B. Lemmon, Sr., George B. Lemmon, Jr., John R. Reese, Eugene P. Lynch, Ellen D. Harvey, Harry E. Hill, Lowell P. Huntsinger and James
          A. Ounsworth

     (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)



2. Ratification of appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending October 26, 1997:

            For             Against        Abstain


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, AND "FOR" RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 26, 1997. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

                         __________________________________________________
                         Signature of Shareholder


                         __________________________________________________

                         Signature of Shareholder


                         Date:_____________________________, 1997

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.